   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1999



                                                     REGISTRATION NO. 333--81581

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT


                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                          HOMECOM COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           DELAWARE                                                       58-2153309
                   (STATE OF INCORPORATION)                                  (I.R.S. EMPLOYER IDENTIFICATION NO.)

                         ------------------------------

                             BUILDING 14, SUITE 100
                               3535 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         ------------------------------

                                   HARVEY SAX
                            CHIEF EXECUTIVE OFFICER
                          HOMECOM COMMUNICATIONS, INC.
                             BUILDING 14, SUITE 100
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         ------------------------------

                                   COPIES TO:
                                RAYMOND L. MOSS
                          SIMS MOSS KLINE & DAVIS LLP
                      400 NORTHPARK TOWN CENTER, SUITE 310
                           1000 ABERNATHY ROAD, N.E.
                             ATLANTA, GEORGIA 30328
                                 (770) 481-7200

                         ------------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement until September 23, 2001, or until such earlier time that 60,000 of the shares registered hereunder have been sold.


    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                          AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
              TITLE OF EACH CLASS OF                      TO BE           OFFERING PRICE        AGGREGATE          REGISTRATION
           SECURITIES TO BE REGISTERED                REGISTERED (1)        PER SHARE       OFFERING PRICE (2)        FEE(3)
Common Stock, par value $0.0001 per share             92,671 shares          $6.0625             $561,818            $156.18



(1) The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, include, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant's common stock as may become issuable as a result of any stock split, stock dividend or similar event.


(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's common stock as reported on the Nasdaq SmallCap Market-TM- on June 24, 1999, in accordance with Rule 457 under the Securities Act of 1933.


(3) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 1999


                          HOMECOM COMMUNICATIONS, INC.

                         92,671 SHARES OF COMMON STOCK

                               ------------------


    THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BEGINNING ON PAGE 4 IN DETERMINING WHETHER TO PURCHASE SHARES OF HOMECOM.



    These shares of common stock are being offered by six selling shareholders identified in the section entitled "Selling Shareholders" on page 15 of this prospectus. We issued the shares to the selling shareholders in connection with the acquisition of Ganymede Corporation on April 23, 1999. The selling shareholders may sell these shares from time to time:


    - on the over-the-counter market;

    - in transactions directly with market makers; or

    - in privately negotiated transactions.

    We will not receive any portion of the proceeds from the sale of these shares.

    HomeCom's common stock is quoted on the Nasdaq SmallCap Market-TM- under the symbol HCOM.


    The selling shareholders will determine the price of the shares independent of HomeCom. On September 20, 1999, the last sale price of the common stock on the Nasdaq SmallCap Market-TM- was $4.00 per share.



                                                                 UNDERWRITING
                                   PRICE TO PUBLIC               DISCOUNTS AND                 PROCEEDS TO
                                       PUBLIC                     COMMISSION              SELLING SHAREHOLDERS
PER SHARE..................  SEE TEXT ABOVE               SEE TEXT ABOVE               SEE TEXT ABOVE
TOTAL......................


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


               The date of this prospectus is September 23, 1999

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                            -----------

SUMMARY...................................................................................................           4

RISK FACTORS..............................................................................................           4

USE OF PROCEEDS...........................................................................................          14

ISSUANCE OF SHARES TO SELLING SHAREHOLDERS................................................................          14

PLAN OF DISTRIBUTION......................................................................................          14

SELLING SHAREHOLDERS......................................................................................          15

LEGAL MATTERS.............................................................................................          15

EXPERTS...................................................................................................          16

WHERE YOU CAN FIND MORE INFORMATION.......................................................................          16

INFORMATION INCORPORATED BY REFERENCE.....................................................................          16

    We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                                    SUMMARY


    HomeCom develops and markets specialized software applications, products and services that enable consumers and financial institutions to use the internet and intranets/extranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom's principal mission is to enable financial institutions to establish an electronic channel to consumers and business by providing secure, innovative, internet-based solutions to the banking, insurance and brokerage industries. As a technology provider to this electronic channel, HomeCom intends to continually enrich the content, host and maintain its own as well as third party software applications, and to provide strategic consulting to financial institutions on e-commerce and marketing. HomeCom derives revenue from software licensing, application development, and hosting and transactions fees. Through September, 1999, HomeCom provided internet/intranet solutions in three areas: (i) the design, development and integration of customized software application, including world wide web site development and related network outsourcing; (ii) the development, sale and integration of HomeCom's existing software applications into the client's operations; and (iii) security consulting and integration services. In September, 1999, we announced that we expect to divest our security consulting and integration services operations for proceeds of approximately $1.35 million in common stock in the non-public acquiror and $200,000 cash, and to enter into a joint marketing program with the acquiror.


    As used in this prospectus, HomeCom refers to HomeCom Communications, Inc., a Delaware corporation, and its wholly owned subsidiaries. HomeCom was incorporated on December 2, 1994, under the laws of Delaware. Our principal executive offices are located at Building 14, Suite 100, 3535 Piedmont Road, Atlanta, Georgia 30305, and our telephone number is (404) 237-4646.

                                  RISK FACTORS


WE WILL REQUIRE ADDITIONAL CAPITAL TO FINANCE OUR OPERATING LOSSES AND CAPITAL
  REQUIREMENTS



    We have incurred substantial operating losses, and we will require substantial sums of cash in our operations for at least the next 12 months. We may also need to spend significant amounts of cash to:



    - fund continued growth, and offset operating losses;



    - take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; or



    - react to unanticipated developments or competitive pressures.



    On September 7, 1999, we announced a restructuring of our business consistent with our core internet banking, insurance offerings, and professional services operations. This restructuring is expected to result in a reduction of expenses of approximately $3.5 million over the next twelve months, and a reduction in our personnel by about 60 employees, to about 95 employees (after taking into effect the anticipated divestiture of our security consulting and integration division). There is no such assurance that such actions will be sufficient. As of September 7, 1999, the Company only has sufficient working capital to last for the next 2-3 months. If the Company exhausts its current sources of capital and is not able to obtain additional capital, the Company will be required to undertake additional steps to continue its operations. Such steps may include further reduction of the Company's operating costs and other expenditures, including additional reductions of personnel and suspension of salary increases and capital expenditures. If such measures are not sufficient, the Company may elect to implement other cost reduction actions as the Company may determine are necessary and in the Company's best interests, including the possible sale of some or all of the Company's business lines. Any such actions undertaken may limit the Company's opportunities to realize continued increases in sales and the Company may not be able to reduce its costs in amounts sufficient to achieve break-even or profitable operations. If the Company exhausts its sources of capital, and subsequent cost reduction measures are not sufficient to allow the Company to achieve positive cash flows, the Company will be forced to seek protection from its creditors. The aforementioned factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements incorporated by reference in this registration statement have been prepared assuming the Company is a going concern and do not include any adjustments that might result should the Company be unable to continue as a going concern.



    In September, 1999, we entered into a letter of intent with J.P. Turner & Company, L.L.C. to consummate an underwritten public offering of $10 million of the securities of the Company. There is no assurance that such public offering will be successful, or that HomeCom will not exhaust its current capital resources before the consummation of the offering.


WE HAVE A LIMITED OPERATING HISTORY

    We have a limited operating history. Our growth plans are subject to the risks, expenses, and uncertainties frequently encountered by young companies that operate exclusively in the new and evolving markets for internet products and services. If we fail to achieve our growth plans, our prospects, and the market for our shares, will be adversely affected. Successfully achieving our growth plans depends upon:

    - Our ability to attract, retain, and motivate qualified people;

    - Our ability to upgrade and commercialize products and services;

    - Our ability to effectively integrate the technology and operations of businesses or technologies we have acquired; and

    - Our development or acquisition of services or products equal or superior to those of our competitors.

WE EXPECT TO INCUR CONTINUED LOSSES


    As of June 30, 1999, we had an accumulated deficit of approximately $11.3 million. We expect to continue to experience significant losses on a quarterly and annual basis for at least the next 12 months. This will be primarily due to increased sales and marketing, product development, customer service and support, and operating costs incurred in support of our product and service offerings. If we cannot generate sufficient revenues to offset our operating expenses, our business and operating results will continue to be materially adversely affected.


OUR MARGINS MAY CONTINUE TO DECLINE DUE TO PRICE EROSION


    The market for internet and intranet products and services is highly competitive and is characterized by significant pressures to reduce prices, incorporate new capabilities, and accelerate completion schedules. This increase in competition has resulted in significant price competition, which in turn has resulted in significant reductions in the average selling price of many of our products and services, including our web site development and hosting services. We have not been able to offset the effects of price reductions through an increase in the number of our customers, higher revenue from enhanced services, or cost reductions, and we expect that our margins may continue to decline. This decline, if it continues, will negatively affect our results, and may negatively affect the market for our shares. Our gross margins for each of the past two years have been approximately 20%, which represents a significant decline from the gross margins we achieved in 1996 of approximately 63%.


    There are no substantial barriers to entry in our market, and we expect that competition will continue to intensify. In addition, we compete with many other companies that have longer operating histories, longer customer relationships, and substantially greater financial, management, technical development sales, marketing, and other resources. Many nationally known companies and regional local companies across the country are involved in intranet and intranet applications, including the development and support of web sites and internet applications, and the number of these companies is increasing.

WE DEPEND UPON CONTINUED GROWTH IN USE OF THE INTERNET

    Our future success is dependent upon continued growth in the use of the internet and the web. The internet may not prove to be a viable commercial marketplace for many reasons, including:

    - lack of acceptable security technologies,

    - potentially inadequate development of the necessary infrastructure, or

    - timely development and commercialization of performance improvements.

    If the internet continues to experience significant growth in the number of users and level of services, the internet infrastructure may not be able to support the demands placed upon it, and the performance and reliability of the web may be adversely affected.

OUR STOCK PRICE MAY BE VOLATILE


    The trading price of our shares has been, and may continue to be, subject to wide fluctuations. During 1999, the closing sale prices of our shares on the Nasdaq SmallCap Market-TM- has ranged from $3.50 to $9.6875. The stock price may fluctuate in response to a number of events and factors such as:


    - quarterly variations in operating results,

    - announcements of technological innovations or new products and media products by us or our competitors,

    - changes in financial estimates and recommendations by securities analysts,

    - the operating and stock price performance of other companies that investors view as comparable, and

    - news reports related to trends in our markets.

    In addition, the stock market in general and the market prices for internet-related companies in particular have experienced extreme volatility and often have been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of the stock regardless of our operating performance.

WE MAY NOT PROPERLY MANAGE OUR GROWTH

    Our growth has placed a significant strain on our managerial, operational and financial resources. To manage our growth, we must continue to implement and improve our operational and financial systems and to expand, train, and manage our employee base. Our systems, procedures, or controls may not be adequate to support our operations. Our management may not be able to achieve the rapid execution necessary to support our market opportunity. Any failure to effectively manage growth could have a material adverse effect on our business, operating results, or financial condition.

WE MAY NOT PROPERLY HANDLE THE RISKS ASSOCIATED WITH ACQUISITIONS


    As part of our business strategy, we have completed several acquisitions and expect to enter into additional business combinations to further our goal to become a leading provider of internet software solutions for the financial services industry. Acquisition transactions are accompanied by many risks, and we may not be successful in addressing one ort more of these risks. These risks include:


    - the difficulty of assimilating the operations and personnel of the acquired companies;

    - the difficulties of managing geographically separate business units;


    - the difficulty of incorporating acquired technology or content and rights into our product and services;


    - unanticipated expenses relating to technology integration;

    - the maintenance of uniform standards, controls, procedures, and policies; and

    - the impairment of relationships with employees and customers as a result of any integration or management changes.

    Since February 1999, we have completed two acquisitions which have added approximately 35 employees to HomeCom.

WE DEPEND ON KEY PERSONNEL


    We depend upon the continued services of our senior management for our continued success. The loss of any member of senior management, such as Harvey Sax, Daniel A. Delity, David B. Frank, or James Wm. Ellsworth, could have a serious negative impact upon our business and operating results. This is particularly true in the case of senior management of the companies that HomeCom has recently acquired, including FIMI and Ganymede, where senior management of these companies has been retained following the acquisition of these companies. We can provide no assurances that we will be able to retain our senior management or other key personnel. Although we have entered into employment agreements with each of these executive officers that contain non-competition and nondisclosure provisions, our ability to benefit from them is uncertain because these provisions are typically limited in geographic scope and time, and may not effectively prohibit competition due to the global nature of the internet.


OUR AVERAGE SALES CYCLE MAY LENGTHEN

    Our development and implementation of interactive web sites and intranet software applications involves a lengthy sales cycle, which can be as long as six to nine months. Extensive web sites, development or licensing of our products may also involve substantial commitment of capital by potential customers as well as the attendant delays frequently associated with approving larger capital expenditures and reviewing new technologies that affect key operations. If our average sales cycle continues to lengthen, we will face increased costs, potentially lower profit margins and a potential inability to achieve our target and sales goals.

WE MAY INCUR LOSSES FROM DEFECTS IN OUR PRODUCTS AND SERVICES

    Web site services and other services based on software and computing systems frequently encounter development and completion delays. Software may contain undetected errors or failures when introduced, especially in the case of web sites when the volume of traffic on the site increases. Errors found in the software, underlying web site, or other project may result in delays in completion, commercial release or acceptance of the software, web site or other project. In addition, we may incur unanticipated additional costs in order to cure any defect or be obligated to refund money paid to us or pay for damages caused by any delay or defect. Applications or products developed by us may contain undetected errors or failures when first introduced. If software errors are discovered after introduction, we could experience delays and lost revenues during the period required to correct these errors. Despite our best efforts to the contrary, errors may be found in new applications, products, or releases after the commencement of installation or shipment. These problems can result in losses, or in delays in receiving revenues.

WE MAY INCUR LOSSES FROM SECURITY RISKS

    Our software and equipment is vulnerable to computer viruses or similar disruptive problems caused by customers or other internet users. Computer viruses or problems caused by third parties, such as hackers, could lead to interruptions, delays, or termination of service to our customers. Third parties could also potentially jeopardize security of confidential information stored in our computer systems or our customers' computer systems by their inappropriate use of the internet, which could cause losses to us and to our customers. Inappropriate use of the internet includes attempting to gain unauthorized access to information or systems. Although we intend to continue to implement security measures to prevent this, hackers have circumvented security measures in the past, and may be able to circumvent our security measures or the security measures of third parties in the future. Further, until more comprehensive technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the internet service industry in general and our customer base and revenue in particular. We do not have errors and omissions, product liability, or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR PROPRIETARY RIGHTS OR AVOIDING CLAIMS
  THAT WE INFRINGED THE PROPRIETARY RIGHTS OF OTHERS

    Our success depends in part upon our software and related documentation. We principally rely on copyright, trade secret, confidentiality procedures, and contract laws to protect our proprietary technology. The steps we have taken may not be adequate to prevent misappropriation of our technology, and our competitors may independently develop technologies that are substantially equivalent or superior to our technologies. We have a registered service mark for our logo and have applied for federal registration of the names HomeCom, Post On the Fly-TM-, and Personal Internet Banker-TM-. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Although we do not believe that the software or trademarks we use or any of the other elements of our business infringe on the proprietary rights of any third parties, third parties may assert claims of infringement against us in the future and may succeed in securing injunctive relief or money damages. We could incur substantial costs and diversion of management resources in the defense of any claims relating to proprietary rights, which could materially adversely affect our business, financial condition, and results of operations.


THERE ARE A SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE



    The market for the shares may be adversely affected as a result of sales of a large number of shares in the market, or a perception that large sales may occur. This could also limit HomeCom's ability to raise capital through offerings of shares, or to effect acquisitions utilizing shares as part or all of the purchase price.



    HomeCom has 6,669,453 shares outstanding as of July 23, 1999. Of that amount, 3,799,646 shares, or approximately 57%, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by affiliates of HomeCom, as that term is defined in Rule 144 under the Securities Act. Included in that number are the 92,671 shares registered under this prospectus. Also included in that number are 626,087 shares issued in connection with a recently completed acquisition, and HomeCom has filed a registration statement covering those shares. The holders of those shares have agreed not to sell one-half, or 313,043, of such shares until June 24, 1999 and to limit sales on a cumulative basis to no more than one-sixth of these 313,043 shares during each month for the following six months. These restrictions do not apply in the event that the shares have traded above $10.00 per share of each of the five trading days prior to any single sale, so long as the sale is made at a price per share of at least $10.00.



    The remaining 2,869,807 shares, or approximately 43% of the outstanding shares, may be sold in the public market only if registered or sold under an exemption from registration such as Rule 144.



    In addition, there are also the following shares that may become available for resale in the public markets:



    - There are outstanding warrants to acquire an aggregate of 468,125 shares at a weighted average exercise price of $8.52 per share. The shares issuable upon exercise of the warrants have been registered under the Securities Act, and will be available for resale upon issuance following exercise of the warrants. Warrants to acquire an additional 300,000 shares at an exercise price of $3.74 per share were issued in conjunction with the acquisition of First Institutional Marketing, Inc. ("FIMI") and certain of its affiliates. The shares issuable upon exercise of these warrants have not been registered under the Securities Act and are not currently available for resale upon issuance following exercise of the warrants.

    - There are outstanding options to purchase 892,069 shares under our employee stock option plan at a weighted average exercise price of $4.91 per share, and 25,000 shares under our non-employee directors option plan. As of July 31, 1999, 9,457 shares have been issued under our employee stock purchase plan at a weighted average price of $2.64 per share. We have filed a registration statement on Form S-8 under the Securities Act to register the potential sale of 300,000 shares reserved for issuance under our stock option plan and the 150,000 shares reserved for issuance under our stock purchase plan. Except for shares held by our affiliates, shares purchased under our stock option and purchase plans generally will be available for resale in the public market.



    - On March 25, 1999, we completed a private placement for cash of $2,500,000 principal amount of our series B convertible preferred stock and related warrants to purchase shares of common stock. The series B preferred stock has an initial stated value of $20,000 per share, which increases at the rate of 5% per year. The series B preferred stock is convertible, until March 24, 2002, at the option of the holder, into a number of shares of common stock determined by dividing the stated value by a conversion price equal to the market conversion price (the conversion price will not exceed $5.23). The market conversion price is defined to mean the average of the closing bid prices of the common stock during any four consecutive trading days as determined by the holder during the twenty-five consecutive trading day period ending the trading day prior to the date that a notice of conversion is sent to HomeCom by the holder, subject to adjustments. The series B preferred stock is redeemable at HomeCom's option at a price of 120% of its principal amount. The warrants are exercisable for a total of 250,000 shares of common stock until March 24, 2004, at an exercise price of $5.70 per share, subject to adjustment.



      If all the shares of series B preferred stock were converted, and all the related warrants exercised, as of August 13, 1999, HomeCom would be required to issue approximately 769,751 shares of common stock, or approximately 11.5% of the number of shares of common stock outstanding as of August 13, 1999. The total number of shares of common stock issuable upon such conversion and exercise will vary, based upon the closing bid prices of HomeCom's common stock. Pursuant to certain registration rights granted to the investors in the private placement, we were obligated to file a registration statement covering the shares issuable upon conversion of the series B preferred stock, and we were obligated to pay penalties if the registration statement was not filed and declared effective within specified time periods. We are not presently in compliance with such provisions, and we have elected to pay such penalties by issuing investors additional shares of common stock. As of September 3, 1999, such penalties amount to an aggregate of 18,163 shares of common stock. We have filed a registration statement on Form S-1 covering 1,298,163 shares issuable upon conversion of the series B preferred stock, exercise of the warrants and payment of the penalties described above.



    - On July 28, 1999, we completed a private placement for cash of $3,500,000 principal amount of our series C convertible preferred stock and related warrants to purchase 59,574 shares of common stock. The series C preferred stock has an initial stated value of $20,000 per share, which increases at the rate of 6% per year. Each series C preferred share is convertible, beginning 120 days following the date of issuance, at the option of the holder, into the number of shares of common stock determined by dividing the stated value by the lower of (a) $5.875, and (b) 82.5% of the average of the closing bid prices for the five trading days prior to the date of conversion. Any series C preferred stock outstanding on July 22, 2002 will automatically be converted into common stock at the conversion price then in effect.



      Pursuant to certain registration rights granted to the investors in the private placement, we are obligated to file a registration statement under the Securities Act with respect to a minimum of 1,244,444 shares of common stock issuable upon conversion of the series C preferred stock and exercise of the related warrants. We are obligated to pay penalties if the registration statement is not filed and declared effective within specified time periods.

      After the 90(th) day following the issuance of the series C preferred stock, and through July 22, 2001, we have the right, under specified circumstances, to prohibit holders of the series C preferred stock from exercising any conversion rights for up to 90 days. If we exercise that right, we are required to compensate the holders of the series C preferred stock in cash or in shares of common stock. The right of the holders of the series C preferred stock to convert their shares is also subject to the following restrictions; (i) during the period beginning on the issuance date through the following 120 days, each holder may not convert more than 25% of the series C preferred stock purchased by such holder;
      (ii) during the period beginning on the issuance date through the following 150 days, each holder may not convert more than 50% of the series C preferred stock purchased by such holder; and (iii) during the period beginning on the issuance date through the following 180 days, each holder may not convert more than 75% of the series C preferred stock purchased by such holder.



      At any time after the issuance date, HomeCom has the right, in its sole discretion, to redeem from time to time, any or all of the series C preferred stock; provided that specified conditions are met, including that we have cash, credit or standby underwriting facilities available to fund the redemption. The redemption price is (i) 105% of the original purchase price for the first 30 days following the issuance date; (ii) 110% of the original purchase price from the next 90 days thereafter and
      (iii) 120% of the original purchase price after 120 days from the issuance date.



      The warrants expire on July 27, 2004 and have an exercise price of $7.34 per share, subject to adjustment.



      We centered into, and consummated, the private placement of the series C preferred stock and the warrants based on a determination by our board of directors that HomeCom's level of cash and cash equivalents were inadequate to permit HomeCom to continue in existence for a sustained period. While the board of directors considered the disadvantages of the potential issuance of a significant number of shares of common stock upon conversion of the series C preferred stock including (i) the potential dilution of the voting power per share of common stock, (ii) the potential dilution of the common stock book value, and (iii) the potential negative impact on earnings per share of common stock, after negotiations with investment banking firms and potential investors, and based upon the pressures of the need for additional cash resources, the board of directors determined that it was in the best interests of HomeCom and its shareholders for HomeCom to proceed with the private placement based on the board's belief that such transactions offered the most favorable terms then available to HomeCom given the existing market conditions and HomeCom's need for additional cash resources.



      If all the shares of series C preferred stock were converted, and all the related warrants exercised, as of August 13, 1999, HomeCom would be required to issue approximately 947,899 shares of common stock, or approximately 14.2% of the number of shares of common stock outstanding as of August 13, 1999. The total number of shares of common stock issuable upon such conversion and exercise will vary based upon the closing bid prices of HomeCom's common stock.


PREFERRED STOCK, IF ISSUED, WILL HAVE RIGHTS SENIOR TO THE SHARES

    We have the right to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, which include voting rights, of the preferred stock without shareholder approval. The rights of holders of common stock may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. In addition, the issuance of additional shares of preferred stock could make it more difficult for a third party to acquire control of HomeCom, even if the change of control would be beneficial to shareholders.

WE HAVE ANTI-TAKEOVER PROVISIONS IN PLACE


    Our restated certificate of incorporation provides that our board is divided into three classes of directors with each class serving a staggered three year term. The division of the board of directors into three classes may discourage a third party from making a tender offer or commencing a proxy contest to obtain control of HomeCom, and may serve to maintain the incumbency of the present board of directors.


THERE ARE LIMITATIONS ON THE LIABILITY OF OUR DIRECTORS AND OFFICERS

    Our restated certificate of incorporation provides that our directors shall have no personal liability for some breaches of their fiduciary duties. In addition, our restated bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. These limitations on personal liability do not apply to liabilities under the federal securities laws. However these provisions may reduce the likelihood of derivative litigation against directors and officers and may discourage stockholders from bringing a lawsuit against directors and officers for a breach of their fiduciary duties.

THERE ARE UNCERTAINTIES ASSOCIATED WITH GOVERNMENT REGULATION AND OTHER LEGAL
  ISSUES

    There are currently few laws or regulations directly applicable to access to or commerce on the internet. Due to the increased popularity and the use of the internet, it is possible that laws and regulations may be adopted, covering issues such as:

    - user privacy,

    - defamation,

    - pricing,

    - taxation,

    - content regulation,

    - quality of products and services, and

    - intellectual property ownership and infringement.

    Legislation of this type could expose us to substantial liability. It could also dampen the growth in use of the web, decrease the acceptance of the web as a communications and commercial medium, or require us to incur significant expense in complying with any new regulations. Other nations, including Germany, have taken actions to restrict the free flow of material considered to be objectionable on the web. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on our international operations. In addition, several telecommunication carriers, including America's Carriers Telecommunications Association, are seeking to have telecommunications over the web regulated by the Federal Communication Commission in the same manner as other telecommunication services. Because the growing popularity and use of the web has burdened the existing telecommunications infrastructure, many areas with high web use have begun to experience interruptions in phone service. Local telephone carriers, including Pacific Bell, have petitioned the Federal Communications Commission to regulate service providers and impose access fees. Increased regulation, or the imposition of access fees, could substantially increase the cost of communicating on the web and potentially decrease the demand for our products. A number of proposals have been made at the federal, state, and local level that would impose additional taxes on the sale of goods and services through the internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from the sale of goods and services through the internet.

THERE ARE POTENTIAL COMMERCE-RELATED LIABILITIES

    We are offering and intend to continue to offer insurance and securities products through the internet. These activities will expose us to a number of additional risks and uncertainties, including:

    - potential liabilities for wrongful or illegal activities that may be conducted in connection with the sale of securities and insurance products;

    - consumer fraud and false or deceptive advertising or sales practices;

    - breach of contract claims related to the sales of insurance and securities products;


    - claims that materials included in our sites infringe on third-party patents, copyrights, trademarks or other intellectual property rights or are libelous, defamatory, or breach third-party confidentiality or privacy rights;


    - claims relating to any failure to appropriately collect or remit sales or other taxes arising from commerce transactions;

    - claims that may be brought by customers as a result of losses resulting from any down time or other performance failures in our services; and

    - state laws limiting the sale of insurance and securities products.

    Although we maintain liability insurance, insurance may not cover these claims or may not be adequate. Even if the claims do not result in material liability, investigating and defending claims of this type is expensive.

FAILURE TO OBTAIN YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON US


    Many existing computer programs were originally designed to use only two digits to identify a year in date fields. As a result, date-sensitive software applications may recognize a date using 00 as the year 1900 rather than the year 2000. If not corrected, these applications could fail or produce erroneous results when working with dates in the year 2000 and beyond. If not properly addressed, the year 2000 issue could have a material effect on our financial position and future operating results. We primarily rely on industry standard operating systems and applications for our internal systems rather than proprietary software, and based on review of significant internal programs and systems, we have determined that they are substantially year 2000 compliant. In addition, we are seeking confirmation from our primary telecommunications service providers that they are developing and implementing plans to become year 2000 compliant. Information we have received so far has indicated that they are in the process of implementing remediation procedures to ensure that their computer systems, services, or products are year 2000 compliant by December 31, 1999. However, we have not undertaken an in-depth evaluation of these providers in relation to the year 2000 issue. In addition, we cannot predict whether or not all of these vendors' programs will be successful. To the extent that these vendors fail to resolve any year 2000 issues on a timely basis or in a manner that is compatible with our systems, that failure could have a material adverse effect on our financial position and future operating results. We are using internal resources to identify and correct our systems for year 2000 compliance, and we expect any incremental costs associated with addressing this issue to be minimal. We do not believe that the costs of addressing year 2000 issues will be material to our future operating results or financial position.


MANAGEMENT AND SIGNIFICANT STOCKHOLDERS CAN EXERCISE INFLUENCE OVER HOMECOM


    Based upon stock ownership as of August 12, 1999, our executive officers, directors, and 5% stockholders and their affiliates own an aggregate of 38% of our outstanding shares. As a result, these persons acting together will have the ability to control all matters submitted to our shareholders for approval and to control the management and affairs of HomeCom. Accordingly, this concentration of ownership may have the effect of delaying or preventing a change in control of HomeCom, impede a merger, consolidation, or takeover or other business combination, or discourage a potential acquiror from attempting to obtain control. This concentration of control could also have a negative effect on the market price of your shares.

NEW INVESTORS WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

    Shares purchased in this offering may incur immediate and substantial dilution. To the extent that currently outstanding options and warrants are exercised or converted, there will be further dilution in your shares. Please refer to the information above under "There Are a Substantial Number of Shares Eligible For Future Sale."

WE MAY NOT MAINTAIN NASDAQ LISTING REQUIREMENTS

    If we are unable to maintain the standards for continued listing, our shares could be subject to delisting from the Nasdaq SmallCap Market-TM-. If our shares were delisted, trading, if any, in our shares would be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq SmallCap Market-TM- listing requirements or in what are commonly referred to as the pink sheets. As a result, investors may find it more difficult to dispose of or to obtain accurate price quotations on the shares. Under the currently effective criteria for continued listing of securities on the Nasdaq SmallCap Market-TM-, a company must maintain $2,000,000 in net tangible assets, a minimum bid price of $1.00, and a public float of at least $1,000,000.

THE SHARES MAY BECOME SUBJECT TO RISKS OF LOW PRICED STOCKS

    In the absence of the shares being quoted in Nasdaq, or listed on an exchange, trading in the shares would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, if our shares are a penny stock. The applicability of this rule, if it occurs, could materially adversely affect the ability of broker-dealers to sell our shares and the ability of purchasers in this offering to sell their shares in the secondary market.

    Under that rule, broker-dealers who recommend penny stocks to persons other than established customers and accredited investors, who are generally investors with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse, must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction before the sale.

    The SEC has adopted regulations that generally defined a penny stock to be any equity security that has a market price of less than $5.00 per share. However, exemptions to this rule include:

    - an equity security listed on the Nasdaq Stock Market-TM-, and

    - an equity security issued by an issuer that has:

     - net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for three years,

     - net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years, or

     - average revenue of at least $6,000,000 for the preceding three years.

    Unless an exception is available, the regulations require the delivery, before any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

                                USE OF PROCEEDS

    The proceeds from the sale of the shares covered by this prospectus are entirely for the benefit of the selling shareholders. We will not receive any proceeds from the sale of the shares from the selling shareholders.

                   ISSUANCE OF SHARES TO SELLING SHAREHOLDERS

    Under the terms of a stock purchase agreement by and among HomeCom and the selling shareholders, HomeCom acquired all the outstanding stock of Ganymede Corporation on April 23, 1999, in exchange for 185,342 shares and $100,000 in cash.

                              PLAN OF DISTRIBUTION

    Shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of HomeCom in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares:

    - on The Nasdaq SmallCap Market-TM-;

    - at prices and at terms then prevailing or at prices related to the then current market price; or

    - in private sales at negotiated prices directly or through brokers.

    The selling shareholders and any underwriter, dealer or agent who participates in the distribution of the shares may be deemed to be underwriters under the Securities Act, and any discount, commission or concession received by these persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling shareholders against some liabilities arising under the Securities Act.

    Any broker-dealer participating in transactions as agent may receive commissions from the selling shareholders, and, if acting as agent for the purchaser of the shares, from the purchaser. Usual and customary brokerage fees will be paid by the selling shareholders. Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may then resell the shares from time to time in transactions in the over-the-counter market, in negotiated transactions or by a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices, and in connection with resales may pay to or receive from the purchasers of the shares commissions as described above.

    We have advised the selling shareholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. The selling shareholders have advised HomeCom that during the time as the selling shareholders may be engaged in the attempt to sell shares registered under this prospectus, they will:

    - not engage in any stabilization activity in connection with any of the shares;

    - not bid for or purchase any of the shares or any rights to acquire the shares, or attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act;

    - not effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and

    - effect all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

    The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

    In order to comply with the securities laws of some states, if applicable, the shares will be sold in some jurisdictions only through registered or licensed brokers or dealers. In some states, the shares may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    HomeCom has agreed to use its best reasonable efforts to maintain the effectiveness of this registration statement until the earlier of the sale of at least 60,000 shares by the selling shareholders or two years from the date of this prospectus. No sales may be made under this prospectus after that date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. There can be no assurance that the selling shareholders will sell all or any of the shares offered under this prospectus.

                              SELLING SHAREHOLDERS


    All of the shares registered for sale under this prospectus are owned by the selling shareholders, as the shares offered by the selling shareholders were acquired in connection with the acquisition of Ganymede by HomeCom. Such shares amount to approximately 3% of our outstanding capitalization as of the date of this prospectus.


    The selling shareholders are Richard L. Chu, Joseph G. Rickard, John R. Winans, Mario D'Agostino, Karen Moore, and John Kokinas. All were employees of Ganymede, and HomeCom has entered into employment agreements with Richard L. Chu, Joseph G. Rickard, and John R. Winans.


    The following table presents information known to us with respect to beneficial ownership of our shares as of July 23, 1999, by each selling shareholder. The following table assumes that there are 6,669,453 shares outstanding and that the selling shareholders sell all of the shares. We are unable to determine the exact number of shares that actually will be sold.


                                                  SHARES BENEFICIALLY                                    SHARES BENEFICIALLY
                                               OWNED BEFORE THE OFFERING                                   OWNED AFTER THE
                                                                                                               OFFERING
                                              ----------------------------                           ----------------------------
                                                                               SHARES OFFERED BY
SELLING SHAREHOLDERS                            SHARES         PERCENT          THIS PROSPECTUS        SHARES         PERCENT
--------------------------------------------  -----------  ---------------  -----------------------  -----------  ---------------
Richard L. Chu..............................      51,684            0.8               25,842             25,842            0.4
Joseph G. Rickard...........................      23,846            0.4               11,923             11,923            0.2
John R. Winans..............................      26,951            0.4               13,475             13,475            0.2
Mario D'Agostino............................      78,746            1.2               39,373             39,373            0.6
Karen Moore.................................       1,029            0.0                  515                514            0.0
John Kokinas................................       3,086            0.0                1,543              1,543            0.0

                                 LEGAL MATTERS


    The validity of the shares offered under this prospectus will be passed upon by Sims Moss Kline & Davis LLP, Atlanta, Georgia, counsel to HomeCom. That law firm has received warrants to purchase shares of common stock of the Company as part of its compensation for legal services. The amount of compensation that the firm has received (or expects to receive for services rendered but not yet billed) in the form of warrants is approximately $53,000.



                                    EXPERTS



    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 1998, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in
Note 12 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

    This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Some information in the registration statement has been omitted from this prospectus as permitted by the rules of the SEC. We file the annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the SEC: Seven World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of copying fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our latest annual report and quarterly reports can also be accessed through our Internet World Wide Web site at http://www.homecom.com. Our common stock is quoted on The Nasdaq SmallCap Market-TM-. Reports, proxy and information statements and other information concerning HomeCom may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to incorporate by reference some of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders have sold all the shares.

    The following documents filed with the SEC are incorporated by reference in this prospectus:


    1. Our annual report on Form 10-K for the year ended December 31, 1998 and the amendment thereto on Form 10-K/A filed September 17, 1999 (File No. 0-26822).



    2. Our quarterly reports on Form 10-Q for the three months ended March 31, 1999 and the three and six months ended June 30, 1999, (File No. 0-29204).


    3. Our definitive proxy statement dated February 11, 1999, filed in connection with our February 26, 1999, special meeting of shareholders.


    4. Our current reports on Form 8-K, filed with the SEC on May 10, 1999, April 13, 1999, April 1, 1999, June 11, 1999, June 25, 1999 and July 9,
       1999 (File No. 0-26822).


    We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to the documents. You should direct any requests for documents to Corporate Communications and Investor Relations, HomeCom Communications, Inc., Building 14, Suite 100, 3535 Piedmont Road, Atlanta, Georgia 30305, telephone (404) 237-4646.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Registrant will bear no expenses in connection with any sale or other distribution by the selling shareholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee and the NASD listing fee.

SEC registration fee............................................  $  156.18
Legal fees and expenses.........................................  15,000.00
Accounting fees and expenses....................................  10,000.00
NASD listing fee................................................   1,853.42
Miscellaneous expenses..........................................   1,000.00
                                                                  ---------
Total...........................................................  $28,009.60

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law (the "DGCL") permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Delaware corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Restated Certificate of Incorporation (the "Restated Certificate") exonerates the Company's directors from monetary liability to the extent permitted by this statutory provision.

    The Company's Restated Certificate of Incorporation and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the DGCL.

    Notwithstanding any provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws to the contrary, the DGCL provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

ITEM 16. EXHIBITS.


   EXHIBITS
-------------

        5.1    Opinion of Sims Moss Kline & Davis LLP

       23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants

       23.2    Consent of Sims Moss Kline & Davis LLP (included in Exhibit 5.1)

       24.1    Power of Attorney (previously filed)


ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, HomeCom Communications, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 21, 1999.



                                HOMECOM COMMUNICATIONS, INC.

                                BY:              /S/ HARVEY W. SAX
                                     -----------------------------------------
                                                   Harvey W. Sax
                                        Chairman and Chief Executive Officer



    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ HARVEY W. SAX         President, Chief Executive
------------------------------    Officer and Director
     By Norman H. Smith,          (Principal Executive       September 21, 1999
       Attorney-in-fact           Officer)

       /s/ KRISHAN PURI         Executive Vice President
------------------------------    and Director
     By Norman H. Smith,                                     September 21, 1999
       Attorney-in-fact

   /s/ GIA BOKUCHAVA, PH.D.     Chief Technical Officer and
------------------------------    Director
     By Norman H. Smith,                                     September 21, 1999
       Attorney-in-fact

       /s/ ROGER NEBEL          Vice President and Director
------------------------------
     By Norman H. Smith,                                     September 21, 1999
       Attorney-in-fact

     /s/ NORMAN H. SMITH        Chief Financial Officer
------------------------------                               September 21, 1999
       Norman H. Smith

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ CLAUDE THOMAS         Director
------------------------------
     By Norman H. Smith,                                     September 21, 1999
       Attorney-in-fact

      /s/ WILLIAM WALKER        Director
------------------------------
     By Norman H. Smith,                                     September 21, 1999
       Attorney-in-fact

     /s/ DANIEL A. DELITY       Director
------------------------------
     By Norman H. Smith,                                     September 21, 1999
       Attorney-in-fact

   /s/ JAMES WM. ELLSWORTH      Director
------------------------------
     By Norman H. Smith,                                     September 21, 1999
       Attorney-in-fact

                               INDEX TO EXHIBITS


 EXHIBIT NUMBER                                                 DESCRIPTION
---------------------  ----------------------------------------------------------------------------------------------

            5.1        Opinion of Sims Moss Kline & Davis LLP

           23.1        Consent of PricewaterhouseCoopers LLP, Independent Accountants

           23.2        Consent of Sims Moss Kline & Davis LLP (included in Exhibit 5.1)

           24.1        Power of Attorney (previously filed)

                                  EXHIBIT 5.1
                               OPINION OF COUNSEL


                                 September 23, 1999


HomeCom Communications, Inc.
Fourteen Piedmont Center, Suite 100
3535 Piedmont Road
Atlanta, Georgia 30305

    RE: REGISTRATION STATEMENT ON FORM S-3

    Ladies and Gentlemen:


    We have examined Amendment No. 1 to the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about September 23, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of shares of your common stock (the "Shares"), to be sold by certain shareholders listed in the Registration Statement (the "Selling Shareholders"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.


    As counsel to you, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

    It is our opinion that the Shares, when sold by the selling shareholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                                               Sincerely,

                                               SIMS MOSS KLINE & DAVIS LLP

                                               /s/ SIMS MOSS KLINE & DAVIS LLP

                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



    We hereby consent to the Incorporation by reference in this Registration Statement on Form S-3 of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 29, 1999, except as to Note 12, which is as of September 7, 1999, relating to the financial statements, which appears in Home Com Communications, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1998. We also consent to the reference under the heading "Experts" in such Registration Statement.



                                          /s/ PRICEWATERHOUSECOOPERS LLP
                                          PricewaterhouseCoopers LLP



Atlanta, Georgia
September 16, 1999